Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005 Financial Media: David Gutierrez, Dresner Corporate Services at (312) 780-7204
CCA Announces
Fourth quarter and Full-Year 2009 Financial Results
Board of Directors Approves A $250.0 Million
Stock Repurchase Program
Fourth Quarter EPS Increased 12.5% to $0.36
2010 Full-Year EPS Guidance of $1.16 To $1.26 and
Initiates Adjusted Free Cash Flow Per Diluted Share Guidance
NASHVILLE, Tenn. – February 9, 2010 – CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), America’s leader in partnership prisons and the nation’s largest provider of corrections management services to government agencies, announced today its financial results for the fourth quarter and the full-year ended December 31, 2009, and the approval of a stock repurchase program by the board of directors.
Financial Review – Fourth Quarter 2009 Compared with Fourth Quarter 2008
▪	Earnings per diluted share (EPS) up 12.5% to $0.36

▪	Total revenue increased 4.0% to $427.1 million

▪	Net income increased 4.9% to $42.5 million

▪	Average daily inmate populations increased 4.7% to 79,502
For the fourth quarter of 2009, CCA generated net income of $42.5 million, or $0.36 per diluted share, compared with net income of $40.5 million, or $0.32 per diluted share, for the fourth quarter of 2008.
Total revenue for the fourth quarter of 2009 increased 4.0% to $427.1 million from $410.7 million generated during the prior year period, primarily driven by a 4.7% increase in average daily inmate populations. Management revenue from federal partners increased 5.5% to $170.9 million generated during the fourth quarter of 2009, compared with $162.0 million generated during the fourth quarter of 2008. The increase in federal revenue was primarily driven by the commencement of our new management contract during the third quarter of 2009 with the Federal Bureau of Prisons (“BOP”) at our newly constructed Adams County Correctional Center and increases in U.S. Marshals (“USMS”) populations, partially offset by a reduction in revenues from Immigration and Customs Enforcement (“ICE”) due to a change in mission at our T. Don Hutto Residential Center and declines in ICE populations elsewhere. Management revenue from
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CCA Fourth Quarter 2009 Financial Results

state partners increased 3.2% to $222.1 million during the fourth quarter of 2009 from $215.3 million for the same period in 2008. The growth in state revenue from the fourth quarter of 2008 was primarily attributable to increases in inmate populations from California and Arizona that were partially offset by a reduction in inmate populations primarily from the states of Minnesota, Washington, and Alaska.
Operating income during the fourth quarter of 2009 increased 2.7% to $84.8 million compared with $82.5 million for the prior year period. Operating income for the fourth quarter of 2009 was net of an increase in depreciation and amortization of $1.5 million as a result of placing numerous expansion and development projects into service, as well as an increase in general and administrative expenses of $1.4 million. EBITDA for the fourth quarter of 2009 increased 4.0% to $110.3 million from $106.1 million during the same period in the prior year. Adjusted free cash flow was $64.0 million during the fourth quarter of 2009, compared with $65.0 million during the prior year period. The decrease in adjusted free cash flow was primarily attributable to a $5.7 million increase in maintenance capital expenditures.
Our total average daily compensated population increased 4.7% to 79,502 in the fourth quarter of 2009 from 75,909 in the fourth quarter of 2008. Since the end of the third quarter of 2008, we placed approximately 6,100 new beds into service. As a result of the additional capacity, total portfolio occupancy decreased to 91.5% during the fourth quarter of 2009 from 92.8% during the fourth quarter of 2008. The average number of available beds increased 6.1% to 86,853 during the fourth quarter of 2009 from 81,829 during the prior year quarter.
Commenting on the fourth quarter financial results, Chief Executive Officer, Damon Hininger, stated, “We are very pleased with our fourth quarter financial results, despite a difficult environment. We were able to generate earnings ahead of expectations through higher inmate populations and cost control. State budgets continue to be of concern as states struggle to balance their needs with their revenue, the impact of which is difficult to predict. Although the environment continues to be challenging, we remain optimistic about our long-term outlook.”
Hininger continued, “Our Board’s approval of the share repurchase program reflects our confidence in the long-term outlook for our business and commitment to increase shareholder value. We have a strong balance sheet and are well-positioned to execute on this share repurchase program.”
Full-Year 2009 Compared with Full-Year 2008
▪	EPS increased 10.0% to $1.32 for 2009 from $1.20 in 2008

▪	EPS excluding special items (Adjusted Diluted EPS) increased 6.7% to $1.28 from $1.20

▪	Total revenue increased 5.4% to $1,670.0 million from $1,584.2 million

▪	EBITDA excluding special items increased 6.1% to $414.9 million from $390.9 million
For the year ended December 31, 2009, we generated net income of $155.0 million, or $1.32 per diluted share, compared with net income of $150.9 million, or $1.20 per diluted share, for the
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CCA Fourth Quarter 2009 Financial Results

year ended December 31, 2008. We generated net income of $150.4 million, or $1.28 per diluted share, excluding special income tax benefits generated during the third quarter of 2009 and expenses associated with debt refinancing transactions, net of taxes, incurred during the second quarter of 2009. Income tax benefits during the third quarter of 2009 included the reversal of a liability for uncertain tax positions that were effectively settled upon completion of an audit by the Internal Revenue Service, along with the successful pursuit of additional income tax credits. Also contributing to the improvement in earnings per share for 2009 was a stock repurchase program, approved by our Board of Directors in November of 2008, which resulted in 10.7 million shares repurchased through December 31, 2009, at a total cost of $125.0 million, or an average price of $11.72 per share.
Operating income increased $13.3 million to $314.0 million during 2009 from $300.6 during 2008. The improvement in our operating income for the year resulted primarily from a 4.2% increase in our average daily inmate populations to 78,131 in 2009 from 74,970 during 2008. Adjusted free cash flow decreased to $239.7 million, or $2.04 per diluted share, in 2009 from $256.0 million, or $2.03 per diluted share, in 2008. The decrease was largely due to an increase in income tax payments from $54.9 million in 2008 to $63.5 million in 2009, and an increase in maintenance capital expenditures from $35.3 million in 2008 to $48.9 million in 2009. Income taxes paid in 2009 reflect the favorable tax depreciation provisions on qualified assets under the American Recovery and Reinvestment Act of 2009, while income taxes paid in 2008 reflect the favorable tax depreciation provisions on qualified assets under the Economic Stimulus Act of 2008, as well as on our Adams County Correctional Center, which is in a location that qualifies for accelerated depreciation under the Gulf Opportunity Zone Act of 2005.
These financial results were net of an increase in depreciation and amortization expense of $10.2 million, or 11.3%, an increase in interest expense of $13.4 million, or 22.5%, and an increase in general and administrative expense of $6.2 million, or 7.8%. The increase in depreciation and amortization was attributable to placing into service approximately 10,500 beds during 2008 and 2009. Interest expense increased primarily due to the combination of higher debt balances used to fund development and expansion projects, and lower capitalized interest on such projects during 2009 compared with 2008, along with cash used to fund the stock repurchase program. General and administrative expenses during 2009 increased primarily due to consulting fees of $4.2 million associated with a company-wide initiative to improve operating efficiency as well as a $1.5 million accrual for the contractual severance benefit for our former chief executive officer who announced his decision to step down in August 2009.
Adjusted EPS, EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Free Cash Flow Per Diluted Share are non-GAAP financial measures. Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP financial measures.
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CCA Fourth Quarter 2009 Financial Results

Operations Highlights
For the quarters ended December 31, 2009 and 2008, key operating statistics for the continuing operations of CCA were as follows:

	Quarter Ended December 31,
Metric	2009	2008	% Change
Average Available Beds	86,853	81,829	6.1%
Average Compensated Occupancy	91.5%	92.8%	-1.4%
Total Compensated Man-Days	7,314,224	6,983,585	4.7%
Average Daily Compensated Population	79,502	75,909	4.7%

Revenue per Compensated Man-Day	$58.16	$58.54	-0.6%
Operating Expense per Compensated Man-Day:
Fixed	30.14	29.90	0.8%
Variable	9.83	10.32	-4.7%

Total	39.97	40.22	-0.6%

Operating Margin per Compensated Man-Day	$18.19	$18.32	-0.7%

Operating Margin	31.3%	31.3%	0.0%
Total operating expenses per compensated man-day decreased 0.6% during the fourth quarter of 2009 compared with the same period in 2008. The decrease in operating expenses per man-day resulted from lower utilities caused primarily by lower energy rates, lower inmate medical expenses, and lower expenses associated with legal proceedings in which we are involved. Additionally, we have experienced favorable reductions in certain operating expenses resulting from a company-wide initiative to improve operating efficiencies.
Operating expenses per compensated man-day during the fourth quarter of 2009 were net of an increase in salaries and wages associated with mandatory wage increases at certain facilities holding federal prisoners combined with additional staffing levels hired in anticipation of receiving additional inmate populations from the state of California, primarily at our Red Rock and North Fork facilities. Operating expenses per compensated man-day were also negatively impacted by operational inefficiencies associated with our inventory of available beds.
Stock Repurchase Program
Our Board of Directors has approved a stock repurchase program of up to $250.0 million of CCA’s common stock effective through June 30, 2011. The program is intended to be implemented through purchases made from time to time in the open market or in privately negotiated transactions, in accordance with Securities and Exchange Commission requirements.
Given current market conditions and available bed capacity within our portfolio, we believe that it is appropriate to use our capital resources to repurchase common stock at prices which would equal or exceed the rates of return available from investing in new beds. Funds for the repurchase of shares are expected to come primarily from cash on hand, borrowings under our revolving credit facility and cash from operating activities. We believe we have the ability to
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CCA Fourth Quarter 2009 Financial Results

fund the stock repurchase program as well our capital expenditure requirements, working capital and debt service requirements, while maintaining sufficient liquidity.
Under the stock repurchase program, no shares will be purchased directly from CCA officers and directors. The repurchase program does not obligate CCA to acquire any specific amount of common stock. At February 1, 2010, CCA had approximately 116.0 million shares outstanding.
Retirement of Lucius E. Burch, III
CCA also announces today that one of its directors, Lucius E. Burch, III, has decided not to stand for re-election to the Board of Directors and to retire from service. Mr. Burch, age 68, has served as a director and member of our Audit and Executive Committees since December 2000.
Commenting on Mr. Burch’s retirement, John D. Ferguson, Chairman of the Board of Directors, stated, “Lucius Burch played a seminal role in the creation of CCA. He put up the original capital to found CCA, and has been a significant shareholder throughout the Company’s existence. He re-joined the Board at a critical moment in our history and played a leading role in our company’s successes since then. Although we will miss him, Lucius leaves behind a board that is stronger for his decade of service.”
Partnership Development Update
During December 2009, we announced our decision to cease operations at our 1,600-bed Prairie Correctional Facility on or about February 1, 2010 due to low inmate populations at the facility. During 2009, the Prairie facility housed offenders from the states of Minnesota and Washington. However, due to excess capacity in those states’ systems, both states have been reducing the populations held at Prairie. The final transfer of offenders back to the state of Minnesota was completed on January 26, 2010. The state of Washington has removed all of its offenders from the Prairie facility, but maintains a population of approximately 125 inmates in two other facilities we own in Arizona.
During January 2010, we announced that pursuant to the BOP Criminal Alien Requirement 10 Solicitation (“CAR 10”) our Cibola County Corrections Center was selected for the continued management of up to 1,204 adult male offenders, but our 2,304-bed California City Correctional Center in California City, California was not selected for the continued management of the federal offenders currently located at this facility. Our contract with the BOP at the California City facility expires on September 30, 2010, and we currently expect the BOP to transfer all inmates out of the facility by the end of the third quarter of 2010.
Also in January 2010, we announced that proposed budgets by the Arizona Governor and Legislature, released on January 15, 2010, would phase out the utilization of private out-of-state beds due to in-state capacity coming on-line and severe budget conditions. We currently have management contracts with Arizona at our 752-bed Huerfano County Correctional Center in Colorado and at our 2,160-bed Diamondback Correctional Facility in Oklahoma. Shortly thereafter, the Arizona Department of Corrections notified us of its election not to renew its contract at our Huerfano facility, which is scheduled to expire on March 8, 2010. Arizona
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CCA Fourth Quarter 2009 Financial Results

expects to begin transferring offenders from the Huerfano facility beginning on March 10, 2010 and expects to complete the transfer on March 22, 2010. As a result of this notification, CCA will idle the Huerfano facility shortly thereafter, but will continue marketing the facility to other partners. At this time, we have not received any updates from Arizona regarding its contract at our Diamondback facility in Oklahoma, but the risk remains that Arizona may return the offenders housed at the Diamondback facility to the state of Arizona. If Arizona does not renew its contract at the Diamondback facility, CCA expects to idle the facility. The contract with Arizona at our Diamondback facility is scheduled to expire on May 1, 2010. At February 1, 2010, we managed approximately 2,700 Arizona offenders at both facilities.
We are currently pursuing new management contracts to take advantage of the beds that have or will become available at the Prairie, California City and Huerfano facilities but can provide no assurance that we will be successful in doing so.
In January 2010, we received an Intergovernmental Service Agreement between ICE and Williamson County, Texas to manage up to 512 non-criminal female detainees at our T. Don Hutto Residential Center. The new agreement contains an initial term of up to five years which is renewable upon mutual agreement and contains a 90 percent guarantee of occupancy.
Liquidity Update
At December 31, 2009, our liquidity was provided by cash on hand of $45.9 million and $236.2 million available under our revolving credit facility. We believe we have the ability to fund our capital expenditure requirements, stock repurchase program, working capital and debt service requirements with cash on hand, net cash provided by operations, and borrowings available under our revolving credit facility. None of our outstanding debt requires scheduled principal repayments, and we have no debt maturities until December 2012.
Guidance
We expect EPS for the first quarter of 2010 to be in the range of $0.28 to $0.30 and full year 2010 EPS to be in the range of $1.16 to $1.26. We also expect Adjusted Free Cash Flow Per Diluted Share to be in the range of $1.83 to $1.99 during 2010. Our current guidance assumes no shares are repurchased under the new share repurchase program.
As of February 1, 2010, we had approximately 9,600 unoccupied beds at facilities that had availability of 100 or more beds, and nearly 2,600 additional beds under development. However, this inventory of beds available is reduced to approximately 7,300 beds after taking into consideration the beds committed pursuant to new management contracts, including the beds not yet occupied by California pursuant to our expanded agreement with the state of California, as well as the beds under development, including the expansions at our Coffee and Wheeler facilities in Georgia and our Nevada Southern facility in Nevada, all expected to be completed during the third quarter of 2010.
Our guidance contemplates the loss of inmates from the BOP at our California City facility upon expiration of the contract during the third quarter of 2010, and from the state of Arizona at our
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CCA Fourth Quarter 2009 Financial Results

Huerfano facility during the first quarter of 2010 and at our Diamondback facility during the second quarter of 2010. Our partners continue to experience very challenging budgetary conditions, which typically lag the overall economy. Our earnings guidance incorporates our best estimate of the range of potential outcomes related to budget uncertainties and other variables, including the risk of population declines from certain other partners and the potential for additional pricing pressure. We believe the long-term growth opportunities of our business remain very attractive as insufficient bed development by our partners should result in a return to the supply and demand imbalance that has benefited the partnership corrections industry.
During 2010, we expect to invest approximately $143.5 million to $168.5 million in capital expenditures, consisting of approximately $91.0 million to $111.0 million in on-going prison construction and expenditures related to potential land acquisitions, $52.5 million to $57.5 million in maintenance and information technology. We also expect an effective income tax rate of approximately 38.5%, with payments for income taxes expected to approximate $68.1 million to $74.0 million for the full year.
Supplemental Financial Information and Investor Presentations
We have made available on our website supplemental financial information and other data for the fourth quarter of 2009. We do not undertake any obligation, and disclaim any duty to update any of the information disclosed in this report. Interested parties may access this information through our website at www.correctionscorp.com under “Financial Information” of the Investor section.
Management may meet with investors from time to time during the first quarter of 2010. Written materials used in the investor presentations will also be available on our website beginning on or about February 22, 2010. Interested parties may access this information through our website at www.correctionscorp.com under “Webcasts” of the Investor section.
Webcast and Replay Information
We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) tomorrow, February 10, 2010, to discuss our fourth quarter 2009 financial results. To listen to this discussion, please access “Webcasts” on the Investor page at www.correctionscorp.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available at 6:00 p.m. eastern time on February 10, 2010 through 11:59 p.m. eastern time on February 17, 2010, by dialing (888) 203-1112 or (719) 457-0820, pass code 2545361.
About CCA
CCA is the nation’s largest owner and operator of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 65 facilities, including 44 company-owned facilities, with a total design capacity of approximately 87,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In
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CCA Fourth Quarter 2009 Financial Results

addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) risks associated with judicial challenges regarding the transfer of California inmates to out of state private correctional facilities; and (vi) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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CCA Fourth Quarter 2009 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$45,908	$34,077
Accounts receivable, net of allowance of $1,563 and $2,689, respectively	241,185	261,101
Deferred tax assets	11,842	16,108
Prepaid expenses and other current assets	26,254	23,472
Current assets of discontinued operations	66	3,541

Total current assets	325,255	338,299

Property and equipment, net	2,520,503	2,478,670

Restricted cash	6,747	6,710
Investment in direct financing lease	12,185	13,414
Goodwill	13,672	13,672
Other assets	27,381	20,455
Non-current assets of discontinued operations	—	154

Total assets	$2,905,743	$2,871,374

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$193,429	$189,049
Income taxes payable	481	450
Current portion of long-term debt	—	290
Current liabilities of discontinued operations	673	2,034

Total current liabilities	194,583	191,823

Long-term debt, net of current portion	1,149,099	1,192,632
Deferred tax liabilities	88,260	68,349
Other liabilities	31,255	38,211

Total liabilities	1,463,197	1,491,015

Commitments and contingencies

Common stock - $0.01 par value; 300,000 shares authorized; 115,962 and 124,673 shares issued and outstanding at December 31, 2009 and 2008, respectively	1,160	1,247
Additional paid-in capital	1,483,497	1,576,177
Retained deficit	(42,111)	(197,065)

Total stockholders’ equity	1,442,546	1,380,359

Total liabilities and stockholders’ equity	$2,905,743	$2,871,374

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CCA Fourth Quarter 2009 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
REVENUE:
Management and other	$426,417	$410,003	$1,667,798	$1,581,593
Rental	681	650	2,165	2,576

	427,098	410,653	1,669,963	1,584,169

EXPENSES:
Operating	295,151	283,840	1,168,672	1,112,679
General and administrative	21,522	20,086	86,537	80,308
Depreciation and amortization	25,675	24,182	100,799	90,555

	342,348	328,108	1,356,008	1,283,542

OPERATING INCOME	84,750	82,545	313,955	300,627

OTHER EXPENSES (INCOME):
Interest expense, net	17,845	16,733	72,780	59,404
Expenses associated with debt refinancing transactions	—	—	3,838	—
Other (income) expenses	91	601	(151)	292

	17,936	17,334	76,467	59,696

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	66,814	65,211	237,488	240,931

Income tax expense	(24,323)	(24,719)	(81,745)	(90,933)

INCOME FROM CONTINUING OPERATIONS	42,491	40,492	155,743	149,998

Income (loss) from discontinued operations, net of taxes	—	33	(789)	943

NET INCOME	$42,491	$40,525	$154,954	$150,941

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.37	$0.32	$1.34	$1.20
Income (loss) from discontinued operations, net of taxes	—	—	(0.01)	0.01

Net income	$0.37	$0.32	$1.33	$1.21

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.36	$0.32	$1.33	$1.19
Income (loss) from discontinued operations, net of taxes	—	—	(0.01)	0.01

Net income	$0.36	$0.32	$1.32	$1.20

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CCA Fourth Quarter 2009 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CALCULATION OF ADJUSTED DILUTED EARNINGS PER SHARE

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Net income	$42,491	$40,525	$154,954	$150,941
Special Items:
Reversal of reserve for uncertain tax positions and other additional income tax credits	—	—	(6,974)	—
Expenses associated with debt refinancing transactions	—	—	3,838	—
Income tax benefit for special items	—	—	(1,465)	—

Diluted adjusted net income	$42,491	$40,525	$150,353	$150,941

Weighted average common shares outstanding — basic	115,188	124,756	116,088	124,464
Effect of dilutive securities:
Stock options and warrants	1,293	977	976	1,536
Restricted stock–based compensation	331	358	226	250

Weighted average shares and assumed conversions — diluted	116,812	126,091	117,290	126,250

Adjusted Diluted Earnings Per Share	$0.36	$0.32	$1.28	$1.20

CALCULATION OF ADJUSTED FREE CASH FLOW

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Income from continuing operations before income taxes	$66,814	$65,211	$237,488	$240,931
Expenses associated with debt refinancing transactions	—	—	3,838	—
Income tax benefit for debt refinancing transactions	—	—	(1,465)	—
Income taxes paid	(13,843)	(15,440)	(63,534)	(54,914)
Depreciation and amortization	25,675	24,182	100,799	90,555
Depreciation and amortization for discontinued operations	—	127	4	906
Income (loss) from discontinued operations, net of taxes	—	33	(789)	943
Income tax expense (benefit) for discontinued operations	—	21	(481)	546
Stock-based compensation reflected in G&A expenses	2,268	2,208	8,690	8,544
Amortization of debt costs and other non-cash interest	1,082	912	4,017	3,812

Adjusted free cash flow before maintenance cap-ex	81,996	77,254	288,567	291,323
Maintenance and technology capital expenditures	(18,010)	(12,268)	(48,866)	(35,321)

Adjusted Free Cash Flow	$63,986	$64,986	$239,701	$256,002

Adjusted Free Cash Flow Per Diluted Share	$0.55	$0.52	$2.04	$2.03

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CCA Fourth Quarter 2009 Financial Results

CALCULATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Net income	$42,491	$40,525	$154,954	$150,941
Interest expense, net	17,845	16,733	72,780	59,404
Depreciation and amortization	25,675	24,182	100,799	90,555
Income tax expense	24,323	24,719	81,745	90,933
(Income) loss from discontinued operations, net of taxes	—	(33)	789	(943)

EBITDA	110,334	106,126	411,067	390,890
Expenses associated with debt refinancing transactions	—	—	3,838	—

ADJUSTED EBITDA	$110,334	$106,126	$414,905	$390,890

CALCULATION OF ADJUSTED FREE CASH FLOW PER SHARE GUIDANCE

	Low End of	High End of
	Guidance	Guidance
Income from continuing operations before income taxes	$219,755	$238,700
Income taxes paid	(68,124)	(73,997)
Depreciation and amortization	107,310	107,310
Other non-cash items	13,000	13,500

Adjusted free cash flow before maintenance cap-ex	$271,941	$285,513
Maintenance and technology capital expenditures	(57,500)	(52,500)

Adjusted Free Cash Flow	$214,441	$233,013

Adjusted Free Cash Flow Per Diluted Share	$1.83	$1.99

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
Adjusted Diluted Earnings Per Share (Adjusted EPS), EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Free Cash Flow Per Diluted Share are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance (including GAAP EPS, net income, Adjusted EPS, Adjusted Free Cash Flow and Adjusted Free Cash Flow Per Diluted Share) and the operating performance of the Company’s correctional facilities (EBITDA and Adjusted EBITDA). EBITDA and Adjusted EBITDA are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, tax provisions, or with respect to Adjusted EBITDA, the impact of the Company’s financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Free Cash Flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in

CCA Fourth Quarter 2009 Financial Results

lieu of a provision for depreciation. Some of these capital expenditures contain a discretionary element with respect to when they are incurred, while others may be more urgent. Therefore, maintenance capital expenditures may fluctuate from quarter to quarter, depending on the nature of the expenditures required, seasonal factors such as weather, and budgetary conditions. The calculation of Adjusted Free Cash Flow also reflects the amount of income taxes paid. We continuously evaluate tax planning strategies to reduce the effective tax rate for financial reporting purposes as well as strategies to reduce the amount of taxes we pay. As a result, the amount of taxes we pay may fluctuate from period to period depending on the effectiveness of our strategies. The amount of taxes we pay may also result from many factors beyond our control, such as changes in tax law. Finally, income taxes paid fluctuate significantly from quarter to quarter based on statutory methods of computing inter-period payment requirements and the date such taxes are due. Adjusted Free Cash Flow also excludes certain other non-cash expenses that do not affect the Company’s ability to service debt.
The Company may make adjustments to GAAP net income, Adjusted EBITDA and Adjusted Free Cash Flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, such as the special items in the preceding calculation of Adjusted Diluted Earnings Per Share, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted EPS, EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted EPS, EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Free Cash Flow Per Diluted Share are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.
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